UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2019

THE COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-36094	52-1652138
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3035 Leonardtown Road, Waldorf, Maryland 20601

(Address of principal executive offices)

(301) 645-5601

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        On April 1, 2019, Community Bank of the Chesapeake (the “Bank”), the wholly owned subsidiary of The Community Financial Corporation, and The Community Financial Corporation (the “Company”) entered into an amended and restated employment agreement with Christy Lombardi, Executive Vice President and Chief Operating Officer of the Bank and the Company (the “Agreement”) which restates in its entirety the employment agreement Ms. Lombardi previously maintained with the Bank and the Company.

The Agreement reflects Ms. Lombardi’s new position with the Bank and the Company (Executive Vice President and Chief Operating Officer) and annual base salary ($275,000) as of April 1, 2019. All other terms of the Ms. Lombardi’s prior employment agreement remain in full force and effect and are summarized below.

In addition, in connection with the retirement of James F. Di Misa as Executive Vice President and Chief Operating Officer of the Company and the Bank effective March 31, 2019, the Bank entered into a consulting agreement with Mr. Di Misa effective April 1, 2019 (the “Consulting Agreement”). The terms of the Consulting Agreement are summarized below.

Lombardi Employment Agreement

The Agreement describes the terms and conditions of Ms. Lombardi’s employment with the Bank and the Company, including annual base compensation, eligibility for incentive compensation and other compensatory benefits and severance arrangements.

Under the Agreement, if Ms. Lombardi’s employment is terminated for Cause, she will receive only her base salary or other compensation earned through the date of termination and any other compensation or vested benefits provided under applicable Bank plans or programs. All other obligations of the Bank terminate on the date of termination.

In the event Ms. Lombardi’s employment is terminated without Cause (as defined in the Agreement), she will receive a lump sum payment equal to two times her base salary and two times her most recent annual incentive compensation payment. Ms. Lombardi would also receive an amount equal to the monthly COBRA premium that she would be required to pay to continue the benefits in effect as of her termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36.

Upon voluntary termination of employment, Ms. Lombardi would receive accrued and earned base salary and other compensation and benefits provided under the Bank’s benefit plans and programs as of the date of termination.

The employment agreement also provides Ms. Lombardi with death and disability benefits, as well as a severance payment in the event her employment is terminated without cause or without her consent for a reason other than cause within 12 months after a change in control (as defined in the Agreement). The change in control severance benefit is equal to two times Ms. Lombardi’s base salary at the rate in effect on the date of her termination of employment and two times her most recent annual incentive compensation payment, plus an amount equal to the monthly COBRA premium that she would be required to pay to continue the benefits in effect as of her termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36, subject to the application of the net best benefit approach to Ms. Lombardi’s change in control severance payments and benefits.

        The foregoing description is a summary and it is qualified in its entirety by the Agreement filed as Exhibit 10.1 hereto which is incorporated herein by reference.

Di Misa Consulting Agreement

Pursuant to the terms of the Consulting Agreement, Mr. Di Misa shall provide the Bank with consulting services (as described in the Consulting Agreement) for a period of nine consecutive months, in exchange for which Mr. Di Misa will receive $140,000 in cash compensation. Compensation will be paid to Mr. Di Misa in equal monthly installments in arrears over the consulting period. Either the Bank or Mr. Di Misa may terminate the Consulting Agreement at any time for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination, in which case the Bank shall pay Mr. Di Misa any unpaid consulting fees for consulting services rendered through the date of termination.

The foregoing description is a summary and it is qualified in its entirety by the Agreement filed as Exhibit 10.2 hereto which is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Description

10.1	Amended and Restated Employment Agreement by and between Community Back of the Chesapeake and Christy Lombardi and The Community Financial Corporation solely as guarantor, dated April 1, 2019.

10.2	Consulting Agreement by and between Community Bank of the Chesapeake and James F. Di Misa, dated April 1, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COMMUNITY FINANCIAL CORPORATION
(Registrant)

Date: April 5, 2019	By:	/s/ William J. Pasenelli
William J. Pasenelli
President and Chief Executive Officer

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